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                                                                     Exhibit 2.4

                            STOCK PURCHASE AGREEMENT

                          dated as of December 22, 2000

                                      among

                       GLACIER DISTRIBUTION COMPANY, INC.


                                     and the

                    SMITH FAMILY TRUST DATED FEBRUARY 2, 1999
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                            STOCK PURCHASE AGREEMENT

               This Stock Purchase Agreement (the "Agreement") is entered into as of December 22, 2000, by and among Glacier Distribution Company, Inc., a Colorado corporation (the "Buyer"), and Kenneth C. Smith, Trustee of the SMITH FAMILY TRUST dated February 2, 1999 ("Seller"). Buyer and Seller are referred to collectively herein as the "Parties" and individually as a "Party."

                                   WITNESSETH:

               A. Seller owns all of the issued and outstanding capital stock of Southwest Traders Incorporated, a California corporation (the "Company").

               B. This Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, all of the issued and outstanding capital stock of the Company (the "Company Shares") in return for the consideration described herein (the "Transaction").

               Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

               1. DEFINITIONS.

               "Actual Out of Pocket Expenses" shall mean legal expenses incurred in the negotiation and preparation of this Agreement and its related exhibits but not legal expenses associated with the preparation of any registration statement or related documents.

               "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

               "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

               "Break Up Amount" has the meaning set forth in Section 10(c) below.

               "Buyer" has the meaning set forth in the preface above.

               "Buyer's Disclosure Schedule" has the meaning set forth in
Section 3(b) below.

               "Closing" has the meaning set forth in Section 2(c) below.

               "Closing Date" has the meaning set forth in Section 2(c) below.
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               "Code" means the Internal Revenue Code of 1986, as amended.

               "Company" has the meaning set forth in the preface above.

               "Company Disclosure Schedule" has the meaning set forth in
Section 4 below.

               "Company Share" means any share of the Common Stock, no par value per share, of the Company.

               "Confidential Information" shall have the meaning set forth in the Confidentiality Agreement dated September 7, 2000 (the "Confidentiality Agreement") between the Buyer and the Company.

               "Environmental, Health, and Safety Requirements" shall mean all federal, state, local regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               "Escrow Agent" has the meaning set forth in Section 10(c)(iii).

               "Escrowed Property" has the meaning set forth in Section 10(c)(iii).

               "Financial Statement" has the meaning set forth in Section 4(g) below.

               "GAAP" means United States generally accepted accounting principles as in effect from time to time.

               "Indemnified Party" has the meaning set forth in Section 8(d) below.

               "Indemnifying Party" has the meaning set forth in Section 8(d) below.

               "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all



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applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments regarding the foregoing (in whatever form or medium).

               "IPO" means the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of common stock of Buyer with aggregate gross cash proceeds from the offering to Buyer of not less than $25,000,000, and including terms and conditions acceptable to Buyer.

               "Knowledge" means actual knowledge without having conducted any investigation. Statements "to the Knowledge of the Company" shall mean to the Knowledge of the Kenneth C. Smith and Lynne Bredemeier.

               "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

               "Material Adverse Information" has the meaning set forth in
Section 10(a)(iii).

               "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

               "Most Recent Financial Statements" has the meaning set forth in
Section 4(g) below.

               "Most Recent Fiscal Month End" has the meaning set forth in
Section 4(g) below.

               "Most Recent Fiscal Year End" has the meaning set forth in
Section 4(g) below.

               "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

               "Party" has the meaning set forth in the preface above.

               "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

               "Purchase Price" has the meaning set forth in Section 2(b) below.


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               "Securities Act" means the Securities Act of 1933, as amended.

               "Security Deposit" has the meaning set forth in Section
10(c)(iii).

               "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

               "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

               "Seller" has the meaning set forth in the preface above.

               "Seller's Disclosure Schedule" has the meaning set forth in
Section 3(a) below.

               "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

               "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

               "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

               "Third Party Claim" has the meaning set forth in Section 8(d) below.

               2. PURCHASE AND SALE OF COMPANY SHARES.

               (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of his Company Shares for the consideration specified below in Section 2(b).

               (b) Purchase Price. Buyer agrees to pay to Seller the purchase price for the Company Shares (the "Purchase Price") by delivery of cash in an amount equal to $14,000,000, $100,000 of which has been delivered to Seller as a good faith non-returnable payment demonstrating Buyer's intent to complete the Transaction and $13,900,000 of which shall be payable to the Seller at the Closing by wire transfer to an account designated by Seller.


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               (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Jacobs Chase Frick Kleinkopf & Kelley LLC in Denver, Colorado, commencing at 9:00 a.m. local time on the next business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Seller may mutually determine (the "Closing Date").

               (d) Deliveries at the Closing. At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7(b) below, and
(iii) the Buyer will deliver to Seller the consideration specified in Section 2(b) above.

               3. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

               (a) Representations and Warranties of the Seller. Seller represents and warrants to the Buyer that the statements contained in this
Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made on the date thereof and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to himself, except as set forth in the disclosure schedule delivered by Seller to Buyer on the date hereof (the "Seller's Disclosure Schedule").

               (i) Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

               (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which Seller is bound or to which any of the Seller's assets are subject.

               (iii) Brokers' Fees. Seller has no Liability or obligation to pay any fees or


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               commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

               (iv) Company Shares. Seller holds of record and owns beneficially the number of Company Shares set forth next to his name in
               Section 4(b) of the Company Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

               (b) Representations and Warranties of the Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made on the date thereof and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in the disclosure schedule delivered by Buyer to Seller on the date hereof (the "Buyer's Disclosure Schedule").

               (i) Organization of the Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

               (ii) Authorization of Transaction. The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. All corporate action on the part of the Buyer and its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of all obligations of the Buyer under the terms of this Agreement has been made prior to the Closing.

               (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its Articles of Incorporation or Bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets are subject.

               (iv) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated


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               by this Agreement for which Seller could become liable or
               obligated.

               (v) Investment. The Buyer is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

               (vi) Access to Information. The Buyer has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Company Shares to be purchased by the Buyer under this Agreement. The Buyer has had an opportunity to ask questions and receive answers from the Company and Seller regarding the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Buyer.

               4. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY. The Seller represents and warrants to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made on the date thereof and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by Seller to Buyer on the date hereof (the "Company Disclosure Schedule"). The Company Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

               (a) Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has full corporate power and corporate authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4(a) of the Company Disclosure Schedule lists the directors and officers of the Company. Seller has delivered to Buyer correct and complete copies of the Articles of Incorporation and Bylaws of the Company (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete and have been delivered to Buyer. The Company is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws. Set forth in the Company Disclosure Schedule is a list of all of the licenses and permits currently possessed by the Company. The Company makes no representations or warranties that it possesses all required licenses, permits or authorizations.

               (b) Capitalization. The entire authorized capital stock of the Company consists of 150,000 Company Shares, of which 128,046 Company Shares are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock


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appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

               (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the Articles of Incorporation or Bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Security Interest upon any of its assets). The Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.


               (d) Brokers' Fees. The Company does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

               (e) Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

               (f) Subsidiaries. The Company does not have any subsidiaries or affiliated entities.

               (g) Financial Statements. Attached as Exhibit A to the Company Disclosure Schedule are the following financial statements (collectively the "Financial Statements"): (i) audited and unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1997, December 31, 1998, and December 31, 1999 (the latter shall be referred to as the "Most Recent Fiscal Year End") for the Company; and (ii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the nine (9) months ended September 30, 2000 (the "Most Recent Fiscal Month End") for the Company. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, provided, however, Buyer is relying on results and audit of the Company books and records as performed by Buyer's accountants and consultants and the Company and Seller make no representations or warranties as to the accuracy of any such audit or results.

               (h) Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent


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Fiscal Month End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. Without limiting the generality of the foregoing, since that date:

                             (i) the Company has not sold, leased, transferred,
               or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                             (ii) the Company has not entered into any
               agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;

                             (iii) no party (including the Company) has
               accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which the Company is a party or by which it is bound;

                             (iv) the Company has not imposed any Security
               Interest upon any of its assets, tangible or intangible;

                             (v) the Company has not made any capital
               expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

                             (vi) the Company has not made any capital
               investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

                             (vii) the Company has not issued any note, bond, or
               other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $40,000 in the aggregate;

                             (viii) the Company has not delayed or postponed the
               payment of accounts payable or other Liabilities outside the Ordinary Course of Business, the payment of which is currently outstanding;

                             (ix) the Company has not cancelled, compromised,
               waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

                             (x) the Company has not granted any license or
               sublicense of any rights under or with respect to any Intellectual Property;


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                             (xi) there has been no change made or authorized
               in the Articles of Incorporation or Bylaws of the Company;

                             (xii) the Company has not issued, sold, or
               otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                             (xiii) the Company has not declared, set aside, or
               paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                             (xiv) the Company has not experienced any damage,
               destruction, or loss (whether or not covered by insurance) to its property in excess of $10,000;

                             (xv) the Company has not made any loan to, or
               entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                             (xvi) the Company has not entered into any
               employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                             (xvii) the Company has not granted any increase in
               the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                             (xviii) the Company has not adopted, amended,
               modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other employee benefit plan);

                             (xix) the Company has not made any other change in
               employment terms for any of its directors, officers, or employees outside the Ordinary Course of Business;

                             (xx) the Company has not made or pledged to make
               any charitable or other capital contribution outside the Ordinary Course of Business;

                             (xxi) there has not been any other material
               occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

                             (xxii) the Company has not committed to any of the
               foregoing.

               (i) Undisclosed Liabilities. The Company does not have any Liability (and to the Knowledge of the Company, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to




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any Liability), except for (i) Liabilities set forth on the face of the Most
Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

               (j) Legal Compliance. To Knowledge of the Company, the Company has with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply; provided, however, the Company makes no representation or warranty that it possesses all required licenses or permits, or authorizations.

               (k) Tax Matters.

                             (i) The Company has filed Tax Returns with the
               taxing authorities set forth in the Company Disclosure Schedule. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company shown on any Tax Return have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. To the Knowledge of the Company, no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                             (ii) The Company has withheld and paid all Taxes
               required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or stockholder.

                             (iii) The Company (and any predecessor of Company)
               has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times since 1986 and the Company will be an S corporation up to and including the Closing Date.

                             (iv) The Company will not be liable for any Tax
               under Code Section 1374 in connection with the deemed sale of the Company's assets caused by the Code Section 338(h)(10) election. The Company has not, in the past 10 years, (A) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.

               (l) Real Property.

                    (i) The Company owns no Real Property.



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                    (ii) Section 4(1)(ii) of the Company Disclosure Schedule
               lists and describes briefly all real property leased or subleased to the Company. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4(1)(ii) of the Company Disclosure Schedule (as amended to date). To the Knowledge of Seller, each lease and sublease listed in
               Section 4(1)(ii) of the Company Disclosure Schedule is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness would not have a material adverse effect on the financial condition of the Company.

               (m) Intellectual Property.

                    (i) To the Knowledge of the Company, the Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the business of the Company as presently conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder.

                    (ii) To the Knowledge of the Company, the Company has not
               interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Company has not ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

               (n) Tangible Assets. The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Seller and the Company make no representation or warranty of any nature whatsoever as to the condition of the tangible assets other as set forth herein and specifically disclaim any implied warranties, including, but not limited to, warranties of merchantability or fitness or purpose. All tangible assets are "as is with all faults".

               (o) Inventory. The inventory of the Company consists of raw goods, materials and supplies, manufactured and purchased goods, goods in process, and finished goods, subject only to the reserve for inventory write down set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. Seller and the Company make no representation or warranty of any nature whatsoever as to the condition of the inventory other as set forth herein and specifically disclaim any implied warranties, including, but not limited to, warranties of merchantability or fitness.

               (p) Contracts. Section 4(p) of the Company Disclosure Schedule lists the following contracts and other agreements to which the Company is a party:

                        (i) any agreement (or group of related agreements)
               for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

                        (ii) any agreement (or group of related agreements) for
               the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to the Company, or involve consideration in excess of $10,000;

                        (iii) any agreement concerning a partnership or joint
               venture;

                        (vi) any agreement (or group of related agreements)
               under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                        (v) any agreement concerning confidentiality or
               noncompetition;

                        (vi) any agreement between Seller and his Affiliates
               (other than the Company);

                        (vii) any profit sharing, stock option, stock purchase,
               stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                        (viii) any collective bargaining agreement;

                        (ix) any agreement for the employment of any individual
               on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

                        (x) any agreement under which it has advanced or loaned
               any amount to any of its directors, officers, and employees;

                        (xi) any agreement under which the consequences of a
               default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company; or

                        (xii) any other agreement (or group of related
               agreements) the performance of which involves consideration in excess of $10,000.

The Seller has delivered to Buyer a correct and complete copy of each written agreement listed in Section 4(p) of the Company Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(p) of the Company Disclosure Schedule. With respect to each such agreement: (A) to the Knowledge of the Company, the agreement is legal, valid, binding, enforceable, and in full force and effect;
(B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company, nor to the Knowledge of the Company, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) the Company has not and to the Knowledge of the Company, no other party has repudiated any provision of the agreement.

               (q) Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

               (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

               (s) Insurance. Section 4(s) of the Company Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company is, or during the past five years, has been, a party, a named insured, or otherwise the beneficiary of coverage:

                        (i) the name, address, and telephone number of the
                   agent;

                        (ii) the name of the insurer, the name of the
                   policyholder, and the name of each covered insured;

                        (iii) the policy number and the period of coverage; and

                        (iv) the scope (including an indication of whether the
                   coverage is on a claims made, occurrence, or other basis) and amount of coverage.

With respect to each such insurance policy: (A) to the Knowledge of the Company, the policy is legal, valid, binding, enforceable, and in full force and effect;
(B) to the Knowledge of the Company, the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company, nor to the Knowledge of the Company, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) the Company has not and to the Knowledge of the Company, no other party to the policy has repudiated any provision thereof. Section 4(s) of the Company Disclosure Schedule describes any self-insurance arrangements affecting the Company.

               (t) Litigation. Section 4(t) of the Company Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(t) of the Company Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. Neither Seller nor the directors and officers (and employees with responsibility for litigation matters) of the Company have any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

               (u) Return Policies. Set forth in the Company Disclosure Schedule are the return policies of the Company.

               (v) Product Liability. The Company does not have any Liability (and, to the Knowledge of the Company, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

               (w) Employees. To the Knowledge of the Company and Stacy Taylor, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the Knowledge of the Company, the Company has not committed any unfair labor practice. Neither the Company nor Stacy Taylor have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

               (x) Employee Benefits. To the Knowledge of the Company, each employee compensation arrangement (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable laws, rules and regulations.

               (y) Guaranties. The Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

               (z) Environmental, Health, and Safety Matters.

                        (i) To the Knowledge of the Company, the Company has
               complied and is in compliance with all Environmental, Health, and Safety Requirements.

                        (ii) The Company has not received any written or oral
               notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under the Environmental, Health, and Safety Requirements.

                        (iii) To the Knowledge of the Company, none of the
               following exists at any property or facility owned or operated by the Company: (1) underground storage tanks, (2)
               asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or
               (4) landfills, surface impoundments, or disposal areas.

                        (iv) The Company has not treated, stored, disposed of,
               arranged for or permitted the disposal of, transported, handled, or released any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to Environmental, Health, and Safety Requirements.

                        (v) To the Knowledge of the Company, no facts, events or
               conditions relating to the past or present facilities, properties or operations of the Company, or any of its predecessors or Affiliates, will prevent, hinder or limit continued compliance with any of the Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to the Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to the Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

               (aa) Certain Business Relationships with the Company. Other than employment relationships, the ownership of certain premises identified on Seller's Disclosure Schedule that are owned by Seller and leased to the Company and certain royalties paid by vendors to Mr. Kenneth C. Smith ("Smith"), an individual, neither Seller nor his Affiliates have been involved in any business arrangement or relationship with the Company within the past 12 months, and neither Seller nor his Affiliates own any asset, tangible or intangible, which is used in the business of the Company.

               (bb) Disclosure. The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

               5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

               (a) General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including obtaining all required consents and satisfaction of the closing conditions set forth in Section 7 below).

               (b) Operation of Business. Seller will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit the Company to declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(h) above.

               (c) Preservation of Business. Seller will use its reasonable best efforts to cause the Company to keep its business and properties intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

               (d) Notice of Developments. Seller will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(d), however, shall be deemed to amend or supplement the Seller's Disclosure Schedule, the Buyer's Disclosure Schedule, or the Company Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

               (e) Exclusivity. Prior to March 31, 2001, Seller will not (and Seller will not cause or permit the Company to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will not vote his Company Shares in favor of any such acquisition. The Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

               (f) Access. Seller will permit, and the Seller will cause the Company to permit, information regarding the Company, including audited financial statements of the Company and such other descriptions of the Company and its business as Buyer shall deem necessary, to be included in the registration statement filed by Buyer in conjunction with the IPO.

               (g) Debt Repayment. Seller shall pay in full all indebtedness Seller may owe to the Company.

               (h) Right to Amend Disclosure Schedule. The Seller, Company and Buyer shall each have the right at any time up to five (5) days prior to the Closing to update their respective disclosure schedules.

               (i) Right of Seller to Withdraw Cash from the Company Prior to the Closing. Buyer acknowledges that the Company is a Sub S Corporation and the Company distributes substantially all of the income of the Company to Seller and Seller pays income tax on the distributed income. Buyer further acknowledges that the Company shall continue to distribute substantially all income and cash the Company to Seller prior to the Closing and (i) Buyer agrees to such distribution and (ii) no such distribution shall constitute a breach of representation or warranty of the Company or Seller. In addition, Buyer agrees that the Company may distribute the Jamba stock warrants owned by the Company to certain employees prior to the Closing.

               6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

               (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

               (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 8 below).

               (c) Transition. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. Seller will refer all customer inquiries relating to the business of the Company to the Buyer from and after the Closing.

               (d) Confidentiality. Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his possession. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use his best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

               7. CONDITIONS TO OBLIGATION TO CLOSE.

               (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                        (i) the representations and warranties set forth in
               Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                        (ii) Seller shall have performed and complied with all
               of his covenants hereunder in all material respects through the Closing;

                        (iii) Seller and the Company shall have procured all
               third party consents, authorizations, approvals and releases, if any, necessary to consummate the transactions contemplated by this Agreement;

                        (iv) no action, suit, or proceeding shall be pending or
               threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the

               Buyer to own the Company Shares and to control the Company, or
               (D) affect adversely the right of the Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                        (v) Seller shall have delivered to Buyer a certificate
               to the effect that each of the conditions specified above in
               Section 7(a)(i)-(iv) is satisfied in all respects;

                        (vi) Seller shall have entered into and delivered to
               Buyer the employment agreement in the form set forth in Exhibit A attached hereto, together with all other agreements contemplated therein (the "Employment Agreement");

                        (vii) Seller shall have entered into and delivered to
               Buyer the noncompete agreement in the form set forth in Exhibit B attached hereto, together with all other agreements contemplated therein (the "Noncompete Agreement");

                        (viii) Buyer shall received from counsel to the Seller
               an opinion reasonably acceptable to Buyer and its counsel, addressed to Buyer, and dated as of the Closing Date, substantially in the form attached hereto as Exhibit C;

                        (ix) Seller shall have entered into and delivered to
               Buyer three (3) leases or amendments to existing leases for the Company's operating premises incorporating the terms set forth in Exhibit D attached hereto (the "Leases");

                        (x) All of the specified parties thereto shall have
               executed and delivered the Escrow Agreement;

                        (xi) Buyer shall have received the resignations,
               effective as of the Closing, of each director and officer of the Company other than those whom the Buyer shall have specified in writing at least five business days prior to the Closing;

                        (xii) Seller shall have delivered to Buyer a certificate
               from the Company's chief financial officer that, as of the Closing Date, the current ratio and net worth of the Company shall be equal to or greater than 95% of the average current ratio and net worth of the Company, determined on a quarterly basis, for the three years immediately preceding the Closing Date.

                        (xiii) All actions to be taken by Seller in connection
               with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer; and

                      (xiv) Buyer shall have completed the IPO, or arranged
               other financing, in either event, on terms acceptable to Buyer with sufficient proceeds to complete the transactions contemplated by this Agreement.

                      (xv) The Company shall have a net worth of no less than
               One Million One Hundred Fifteen Thousand Dollars ($1,115,000). In computing the net worth for purposes of this subsection, legal fees paid by the Company up to the limit set forth in Section 11(k) shall be included in determining the net worth of the Company.

Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

               (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by him in connection with the Closing is subject to satisfaction of the following conditions:

                        (i) the representations and warranties set forth in
               Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

                        (ii) the Buyer shall have performed and complied with
               all of its covenants hereunder in all material respects through the Closing;

                        (iii) no action, suit, or proceeding shall be pending or
               threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                        (iv) the Buyer shall have delivered to the Seller a
               certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

                        (v) the Buyer shall have entered into and delivered to
               Seller the Employment Agreement;

                        (vi) the Buyer shall have entered into and delivered to
               Seller the Noncompetition Agreement;

                        (vii) the Buyer shall have entered into and delivered to
               Seller the Leases;

                        (viii) all of the specified parties thereto shall have
               executed and delivered the Escrow Agreement;

                        (ix) all actions to be taken by the Buyer in connection
               with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller;

                        (x) Buyer shall have obtained the release of Smith from
               any and all personal guarantees given by Smith for the benefit of the Company including but not limited to those obligations set forth in Exhibit E;

                        (xi) Treating Seller's sale of the Company Shares as a
               sale of assets under Section 338h(10) shall not result in any greater state or federal income tax liability to Seller than if the Transaction had been structured as a sale of Seller's Company Shares;

                        (xii) Buyer shall have delivered to Seller a deposit of
               $150,000 to secure Buyer's payment of the Break Up Amount as set forth in Section 10(c)(iii);

                        (xiii) Buyer shall have granted to Smith  stock options
               pursuant to the stock option agreement attached as Exhibit F; and

                        (xiv) Buyer shall have offered employment to Lynne
               Bredemeier and Nita Smith with compensation terms no less than currently in place, and such individuals will also have the opportunity to participate in the Buyer's stock option plan after beginning their employment.

Seller may waive any condition specified in this Section 7(b) if Seller executes a writing so stating at or prior to the Closing.

               8. REMEDIES FOR BREACHES OF THIS AGREEMENT.

               (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect for a period of eighteen (18) months thereafter.

               (b) Indemnification Provisions for Benefit of the Buyer. In the event Seller breaches any of his representations, warranties, or covenants contained herein, and, provided that the Buyer makes a written claim for indemnification against Seller within the survival period, then Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that (i) Seller shall not have any obligation to indemnify the Buyer from and against any such Adverse Consequences until the aggregate amount of such Adverse Consequences exceed Fity Thousand Dollars ($50,000); and (ii) under no circumstances shall the Seller have any obligation to indemnify Buyer for Adverse Consequences in the aggregate excess of One Million Four Hundred Thousand Dollars ($1,400,000).

               (c) Indemnification Provisions for Benefit of the Seller. In the event the Buyer breaches any of its representations, warranties, or covenants contained herein, and, provided that Seller makes a written claim for indemnification against the Buyer within the survival period, then the Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that the(I) Buyer shall not have any obligation to indemnify the Seller from and against any such Adverse Consequences until the aggregate amount of such Adverse Consequences exceeds $50,000; and (ii) under no circumstances shall Buyer have any obligation to indemnify Seller for Adverse Consequences in the aggregate excess of One Million Four Hundred Thousand Dollars ($1,400,000). Notwithstanding the foregoing, Buyer shall cause the Company to indemnify and hold harmless Smith from any and all expenses and liabilities arising under any and all obligations and individual liabilities incurred by Smith in connection with any personal guarantees entered into by Smith on behalf of the Company as set forth in Section 7(b)(xi).

               (d) Matters Involving Third Parties.

                        (i) If any third party shall notify any Party (the
               "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this
               Section 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby.

                        (ii) The Indemnifying Party will have the right to
               defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim.

                        (iii) So long as the Indemnifying Party is conducting
               the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

               (e) Other Indemnification Provisions. Subject to the limitation on liability set forth in Section 8(b) and 8(c), the foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to the Company or the transactions contemplated by this Agreement. Seller hereby agrees that he will not make any claim for indemnification against the Company by reason of the fact that he was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

               (f) Method of Resolving Claims. Any indemnification claims made pursuant to Sections 8(b) or 8(c) above shall be resolved pursuant to arbitration as set forth in Section 11(p).

               (g) Reduction of Adverse Consequences. Any Adverse Consequences suffered by a party shall be reduced by the amount of any insurance recovery attributable to the Adverse Consequences and the tax benefit associated with such Adverse Consequences.

               (h) Break Up Amount. Notwithstanding the foregoing, nothing in this Section 8 shall limit the recovery of the Break Up Amount pursuant to
Section 10(c) hereafter.

               9. TAX MATTERS. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

               (a) Section 338(h)(10) Election. At the Buyer's option, the Company and Seller will join with Buyer in making an election under Code Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the stock of Company hereunder (a "Section 338(h)(10) Election"). Seller will include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on his Tax Returns to the extent required by applicable law. Seller shall also pay any Tax imposed on Company attributable to the making of the
Section 338(h)(10) Election, including, but not limited to, (i) any Tax imposed under Code Section 1374, (ii) any tax imposed under Reg.
Section 1.338(h)(10)-1(e)(5), or (iii) any state, local or foreign Tax imposed on Company's gain, and Seller shall indemnify Buyer and the Company against any Adverse Consequences arising out of any failure to pay any such Taxes.

               (b) Allocation of Purchase Price. Buyer, Company and Seller will cooperate in allocating the Purchase Price and the liabilities among the assets of the Company for all purposes (including Tax and financial accounting) prior to Closing. Buyer, Company and Seller will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

               (c) Tax Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing. To the extent permitted by applicable law, Seller shall include any income, gain, loss, deduction or other tax items for such periods on his Tax Return in a manner consistent with the Schedule K-1s furnished by the Company to the Seller for such periods. Seller shall reimburse Buyer for Taxes of the Company with respect to such periods within fifteen (15) days after payment by Buyer or the Company of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet.

               (d) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. Seller shall pay to Buyer within fifteen
(15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company. To the extent permitted by applicable law, Seller shall include any income, gain, loss, deduction or other tax items for such periods on his Tax Return in a manner consistent with the Schedule K-1s furnished by the Company to the Seller for such period.

               (e) Cooperation on Tax Matters.

                        (i) Buyer, the Company and Seller shall cooperate fully,
               as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

                        (ii) Buyer and Seller further agree, upon request, to
               use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

               (f) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Buyer when due, and Seller will, at his own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

               10. TERMINATION.

               (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

                        (i) Buyer and Seller may terminate this Agreement by
               mutual written consent at any time prior to the Closing;

                        (ii) Buyer may terminate this Agreement by giving
               written notice to the Seller at any time prior to the Closing (A) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach or (B) if the Closing shall not have occurred on or before March 31, 2001, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                        (iii) Buyer may terminate this agreement for "Material
               Adverse Information" (as defined below) contained in an updated Company Disclosure Schedule ("Updated Company Disclosure Schedule) delivered to Buyer pursuant to Section 5(h) above subsequent to the execution of this Agreement as follows: As soon as practicable and in any event not later than 5:00 p.m. Pacific Daylight Time on the third business day following the delivery of an Updated Company Disclosure Schedule by the Company, Buyer shall give Seller notice if, on the basis of any Material Adverse Information contained in the Updated Company Disclosure Schedule, Buyer has decided that it wishes to terminate this Agreement. Such notice shall specify the Material Adverse Information contained in the Updated Company Disclosure Schedule, that is the basis for such decision. The parties shall thereafter review with each other such Material Adverse Information, and if the Buyer does not withdraw such notice in writing prior to the Closing, all further obligations of the parties under this Agreement shall terminate. If Buyer does not advise Seller within third business days after receipt of such Updated Company Disclosure Schedule that Buyer believes such Updated Company Disclosure Schedule contains Material Adverse Information, Buyer shall be deemed to have accepted such Updated Company Disclosure Schedule. Thereupon, the Parties shall proceed with the consummation of the Transaction in accordance with the terms of this Agreement. For purposes of this
               Section 10(a), "Material Adverse Information" shall mean information concerning the Company relating to (x) litigation, including asserted written claims or demands against the Company, where the reasonably determined liability of the Company is likely to result in injunctive relief or which will materially impair the operations or financial condition of the Company, or
               (y) the occurrence of any other event or series of events affecting the Company, the collective and aggregate adverse impact of which has or will have a materially adverse effect on the Company, or that the consummation of the Transaction will or is likely to result in a material adverse consequence to either the Company or the Buyer. Notwithstanding the foregoing, a termination pursuant to this Section 10(a)(iii) shall not trigger any obligation of Seller to pay to Buyer a Break Up Amount pursuant to Section 10(c)(ii).

                        (iv) Seller may terminate this Agreement by giving
               written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach or (B) if the Closing shall not have occurred on or before March 31, 2001, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from Seller himself breaching any representation, warranty, or covenant contained in this Agreement).

               (b) Effect of Termination. Except as set forth in Section 10(c) below, if any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party.

               (c) Break Up Fee. Should the Closing not occur the Parties agree that either party will reimburse the other for up to $150,000 of Actual Out of Pocket Expenses (the "Break Up Amount") incurred in connection with the Closing under the following circumstances:

                              (i) The Break Up Amount will be payable by the
Buyer to the Seller if the Buyer is unable to complete the Transaction on or before March 31, 2001 for any reason other than (a) the occurrence of a material adverse change in the financial condition or operations of the Company, or (b) Seller's failure to satisfy the conditions to closing set forth Section 7(a). For purposes of this Section 10(b), the term "material adverse change" shall mean (W) any decline in the Company's revenues of 10% or more when compared to the same period during the prior year, (X) the loss by the Company of any customer which would have the effect, on an annualized basis, of reducing revenues by 10% or more, (Y) the failure of the Company to have a net worth of at least One Million One Hundred Fifteen Thousand Dollars ($1,115,000) at the Closing (in computing net worth for purposes of this subsection, legal fees paid by the Company up to the limit set forth in Section 11(k) shall be included in determining the net worth of the Company), or (Z) Smith's death or incapacity.

                              (ii) The Break Up Amount will be payable by the
Seller to the Buyer if, after being notified by Buyer that Buyer has received a firm commitment underwriting in writing for an IPO, from an experienced and reputable underwriter for an IPO which will generate funds sufficient to close the Transaction or Buyer has received a written commitment from other sources to finance sufficient to close the Transaction, Seller are unable to complete the Transaction for any reason, other than the Buyer's failure to satisfy the conditions to closing set forth in the Section 7(b) or Buyer's decision not to proceed with the Transaction because of a "material adverse change".

                              (iii) To secure Buyer's payment of the break up
fee, upon execution of this Agreement, Buyer shall deposit $150,000 ("Escrowed Property") into an account at First National Bank ("Escrow Agent"). Escrow Agent shall be issued joint written instructions in the form of Exhibit G governing the payment of any Break Up Amount due Seller from the Escrow Property.

                              (iv) Nothwithstanding any claim for
indemnification under Section 8 above, the maximum liability of each party for failure to complete the Transaction under this Section 10(c) shall be as follows: (i) for a failure to complete the Transaction by the Buyer under Paragraph 10(c)(i), the Break Up Amount and (ii) for a failure to complete the Acquisition by the Seller under Paragraph 10(c)(ii), the Break Up Amount plus One Hundred thousand Dollars ($100,000).

               BOTH PARTIES AGREE THAT BY INITIALING THIS PROVISION THAT IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES TO SELLER OR BUYER RESULTING FROM FAILURE TO CONSUMMATE THE TRANSACTION. THEREFORE, BUYER AND SELLER AGREE THAT, PURSUANT TO CALIFORNIA CIVIL CODE Sections 1671 AND
1677, THE MAXIMUM LIABILITY OF BUYER OR SELLER FOR FAILURE TO CONSUMMATE THE TRANSACTION SHALL BE AS SET FORTH IN THIS PARAGRAPH 10(c)(iv). THIS AMOUNT REPRESENTS A REASONABLE ESTIMATE UNDER THE CIRCUMSTANCES EXISTING AT THE TIME OF EXECUTION OF THIS AGREEMENT, OF THE DAMAGES THAT EITHER BUYER OR SELLER WOULD INCUR AS A RESULT OF A DEFAULT BY EITHER PARTY UNDER THIS AGREEMENT.

Seller __________________________           Buyer ______________________________

               11. MISCELLANEOUS.

               (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Seller; provided, however, that Buyer shall be permitted to disclose such matters as are required by applicable law in connection with the preparation and filing of any registration statement under the Securities Act of 1933, as amended, and provided further, that any Party may make any public disclosure it believes in good faith is required by applicable law.

               (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

               (c) Entire Agreement. This Agreement (including the documents referred to herein), the Confidentiality Agreement and the First Amendment to Confidentiality Agreement dated November 6, 2000 between the Company and the Buyer constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

               (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and Seller; provided, however, that the Buyer may
(i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

               (e) Counterparts; Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The Parties shall be entitled to rely on delivery by facsimile machine of an executed copy of this Agreement and acceptance of such facsimile signatures shall be equally effective to create a valid and binding agreement between the Parties in accordance with the terms hereof.

               (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

               (g) Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to Seller:                         With a copy to:

Mr. Ken Smith, Trustee                Luce Forward Hamilton & Scripps, LLP
44040 Jeramie Drive                   600 W. Broadway, Suite 2600
Temecula, CA 92592                    San Diego, CA 92101
                                      Attn: G. Edward Arledge, Esq.
                                      Facsimile: (619) 645-5312

If to Buyer:                          With a copy to:

Glacier Distribution Company, Inc.    Jacobs Chase Frick Kleinkopf & Kelley LLC
1050 17th Street, Suite 195           1050 17th Street, Suite 1500
Denver, Colorado  80265               Denver, Colorado 80265
Attn:  Joe Oblas                      Attn:  Gregory A. Piel, Esq.
Facsimile:  (720) 946-0770            Facsimile: (303) 685-4869

Or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

               (h) Governing Law. This Agreement is made and shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California, without regard to the conflict of laws principles thereof, as the same apply to agreements executed solely by residents of California and wholly to be performed within California.

               (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

               (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

               (k) Expenses. The Company shall reimburse Seller for all legal fees incurred by Seller in connection with the transactions contemplated by this Agreement up to an aggregate amount of $150,000. Buyer shall also reimburse Seller and/or the Company for any legal or accounting fees incurred as a result of the Company's participation in the IPO. Other than as expressly set forth in this Section 11(k), each of the Parties and the Company will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

               (l) Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. All references herein to the masculine gender are deemed to include the feminine gender.

               (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

               (n) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11(p) below), in addition to any other remedy to which they may be entitled, at law or in equity.

               (o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in San Diego County, California, in any action or proceeding arising out of or relating to enforcement of this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to enforcement of this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

               (p) Arbitration.In the event of any dispute concerning or arising out of this Agreement, such dispute shall be submitted by the Parties to arbitration. Arbitration proceedings may be commenced by either party giving the other party written notice thereof and proceeding thereafter in accordance with the rules and procedures of the American Arbitration Association. Any such arbitration shall take place before a single arbitrator only in San Diego, California. Any such arbitration shall be governed by and subject to the applicable laws of the State of California (including the discovery provisions of the California Civil Code and the California Code of Civil Procedure, including specifically Section 1283.05 of the California Code of Civil

Procedure), and the then prevailing rules of the American Arbitration Association. The arbitrator's award in any such arbitration shall be final and binding, and a judgment upon such award may be enforced by any court of competent jurisdiction

                                      *****

               IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                       BUYER:

                                       GLACIER DISTRIBUTION COMPANY, INC.


                                       By:           /s/ Joe A. Oblas
                                                     --------------------------
                                       Name:         Joe A. Oblas
                                       Title:        C.E.O.


                                       SELLER:

                                       SMITH FAMILY TRUST dated February 2, 1999


                                       /s/ Kenneth C. Smith
                                       ----------------------------------------
                                       Kenneth C. Smith, Trustee

                                TABLE OF CONTENTS

Exhibit A --  Employment Agreement
Exhibit B --  Noncompete Agreement
Exhibit C --  Opinion of Counsel to Seller
Exhibit D -- Summary of Amendments to Three Leases
Exhibit E -- Guarantied Obligations
Exhibit F -- Stock Option Agreement
Exhibit G -- Escrow Agreement
Seller's Disclosure Schedule - None
Buyer's Disclosure Schedule - None
Company Disclosure Schedule


                                       1